Item 77C. Submission of matters to a vote of security holders.

Information in reference to this item has been provided in the "Notes to Financial Statements" in the Semiannual Shareholder Report dated September 30, 2000. This report has been filed as form type N-30D, accession number 0000928385-00-003215.